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                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119
FOR FURTHER INFORMATION:

AT THE COMPANY:                         AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                         Diane Hettwer            Tim Grace
Chief Financial Officer                 Analyst Inquiries        Media Inquiries
(212) 692-7200                          (312) 640-6760           (312) 640-6667

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 13, 2005

                      LEXINGTON CORPORATE PROPERTIES TRUST
            ANNOUNCES CLOSING OF $786.0 MILLION PORTFOLIO ACQUISITION

New York, NY - April 13, 2005 - Lexington Corporate Properties Trust (NYSE:LXP) ("Lexington"), a real estate investment trust, today announced that it has closed on the acquisition of a portfolio of twenty-seven properties from affiliates of Wells Real Estate Investment Trust, Inc. and Wells-affiliated joint venture partners for an aggregate purchase price of approximately $786.0 million. Lexington acquired twenty-one of the properties for approximately $490.0 million with the remaining six acquired by affiliated joint venture programs. A description of the portfolio, the financing used to acquire the portfolio and a detailed list of the properties was attached to Lexington's February 28, 2005 press release.

About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Wednesday, April 13, 2005 at $22.35 per share. Lexington pays an annualized dividend of $1.44 per share. Additional information about Lexington is available at www.lxp.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.




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